Exhibit 99

Marine Products Corporation Announces the Passing of its

Chairman of the Board, R. Randall Rollins, Sr.

ATLANTA, August 18, 2020 – With deep sadness, Marine Products Corporation (NYSE: MPX) announced today the passing of R. Randall Rollins, the Company’s Chairman of the Board, who died peacefully following a short illness on August 17, 2020 in the presence of his family. Mr. Rollins was 88 years old. Long-standing Board Member Henry B. Tippie, who serves as Lead Director, and Richard A. Hubbell, Chief Executive Officer and Board Member, will continue in their respective leadership roles until succession plans are announced.

“The Board of Directors, management and employees of Marine Products Corporation are saddened by Randall’s loss,” stated Richard A. Hubbell, Chief Executive Officer. “Randall’s relentless focus on quality, innovation and long-term success guided us over many years as we became one of the largest and most successful pleasure boat manufacturers in the United States.”

At the time of his death, R. Randall Rollins served as Chairman of the Board, a position he had held since 2001 when Marine Products Corporation was formed and its Chaparral Boats subsidiary was spun off into Marine Products from RPC, Inc. Randall has served as a member of the Boards for Emory University, SunTrust Banks, Inc., Berry College, Gold Kist, and The Lovett School. In addition to his responsibilities with Marine Products Corporation, at the time of his death, he was Chairman of the Board of Rollins, Inc. and RPC, Inc. He was also a member of the Boards of Dover Motorsports, Inc. and the Robert W. Woodruff Health Sciences Center Fund, Inc.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com